UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

TETRAPHASE PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TETRAPHASE PHARMACEUTICALS, INC.

480 ARSENAL WAY

WATERTOWN, MASSACHUSETTS 02472

(617) 715-3600

NOTICE OF 2019 ANNUAL MEETING OF

STOCKHOLDERS

To Be Held on June 10, 2019

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Tetraphase Pharmaceuticals, Inc. will be held on Monday, June 10, 2019 at 10:00 a.m., Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the meeting, stockholders will consider and vote on the following matters:

1.	To elect Garen Bohlin and John Freund as class III directors, each to serve for a three-year term expiring at the 2022 annual meeting of stockholders;

2.	To amend our 2014 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under our 2014 Employee Stock Purchase Plan from 300,000 to 600,000;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

4.	To approve, on a non-binding advisory basis, the compensation of our named executive officers; and

5.	To transact any other business that may properly come before the annual meeting or any adjournment thereof.

Stockholders of record at the close of business on April 18, 2019 are entitled to vote at the meeting.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet expedites stockholders’ receipt of proxy materials, lowers costs and reduces the environmental impact of our annual meeting.

We encourage all stockholders to attend the annual meeting in person. Whether or not you plan to attend the annual meeting in person, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on each of your voting options described in the proxy statement.

Thank you for your ongoing support and continued interest in Tetraphase Pharmaceuticals, Inc.

By Order of the Board of Directors,

Guy Macdonald

President and Chief Executive Officer

Watertown, Massachusetts

April 26, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 10, 2019: This proxy statement and our 2018 Annual Report to Stockholders are available at http://ir.tphase.com. These documents are also available to any stockholder who wishes to receive a paper copy by calling (866) 648-8133 or emailing paper@investorelections.com.

i

480 ARSENAL WAY

WATERTOWN, MASSACHUSETTS 02472

(617) 715-3600

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2019

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Tetraphase Pharmaceuticals, Inc. for use at the 2019 annual meeting of stockholders of Tetraphase Pharmaceuticals, Inc. to be held on Monday, June 10, 2019 at 10:00 a.m., Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournment thereof. Except where the context otherwise requires, references to “Tetraphase Pharmaceuticals,” “Tetraphase,” “we,” “us,” “our” and similar terms refer to Tetraphase Pharmaceuticals, Inc. and its consolidated subsidiaries. References to our website are inactive textual references only and the contents of our website should not be deemed to be incorporated by reference into this proxy statement.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. We are making this proxy statement, the related proxy card and our annual report to stockholders for the fiscal year ended December 31, 2018 available to stockholders for the first time on or about April 26, 2019.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Tetraphase Pharmaceuticals, Inc., 480 Arsenal Way, Watertown, Massachusetts 02472, Attention: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are also available on the SEC’s website at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?

A.

Our board of directors has made these materials available to you on the Internet in connection with the solicitation of proxies for use at our 2019 annual meeting of stockholders to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109 on Monday, June 10, 2019 at 10:00 a.m., Eastern Time. As a holder of record of common stock as of the close of business on April 18, 2019, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

Q.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.

In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies.

Q.	What is the purpose of the annual meeting?

A.	At the annual meeting, stockholders will consider and vote on the following matters:

1.	To elect Garen Bohlin and John Freund as class III directors, each to serve for a three-year term expiring at the 2022 annual meeting of stockholders (proposal 1);

2.	To amend our 2014 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the 2014 Employee Stock Purchase Plan from 300,000 to 600,000 (proposal 2);

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (proposal 3);

4.	To approve, on a non-binding advisory basis, the compensation of our named executive officers (proposal 4); and

5.	To transact any other business that may properly come before the annual meeting or any adjournment thereof.

Q.	Who can vote at the annual meeting?

A.

To be entitled to vote, you must have been a stockholder of record at the close of business on April 18, 2019, the record date for our annual meeting. There were 54,263,802 shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date.

Q.	How many votes do I have?

A.	Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the annual meeting.

Q.	How do I vote?

A.

If you are the “record holder” of your shares, meaning that your shares are registered in your name in the records of our transfer agent, American Stock Transfer & Trust Company, you may vote your shares at the meeting in person or by proxy as follows:

(1)

Over the Internet: To vote over the Internet, please go to the following website: www.proxydocs.com/ttph, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet, you do not need to complete and mail your proxy card or vote your proxy by telephone.

(2)

By Telephone: To vote by telephone, please call (866) 416-3857, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet.

(3)

By Mail: To vote by mail, you must mark, sign and date the proxy card and then mail the proxy card in accordance with the instructions on the proxy card. If you vote by mail, you do not need to vote over the Internet or by telephone. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our board of directors.

(4)	In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by an intermediary, such as a broker, then you are deemed to be the beneficial owner of your shares and the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the broker that holds your shares. In order to vote your shares, you will need to follow the instructions that your broker provides you. Many brokers solicit voting instructions over the Internet or by telephone.

If you do not give instructions to your broker, your broker will still be able to vote your shares with respect to certain “discretionary” items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (proposal 3) is considered a discretionary item. Accordingly, your broker may vote your shares in its discretion with respect to that matter even if you do not give instructions.

All of the other matters being put to a vote are “non-discretionary” items. Accordingly, your broker may not vote your shares with respect to these other matters. A “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have or did not exercise discretionary authority to vote on the matter and has not received voting instructions from its clients.

Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your broker).

Q.	Can I change my vote?

A.

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the vote is taken at the annual meeting. To do so, you must do one of the following:

(1)	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

(2)	Sign and return a new proxy card. Only your latest dated proxy card will be counted.

(3)

Attend the annual meeting and vote in person as instructed above. Attending the annual meeting will not alone revoke your Internet vote, telephone vote or proxy card submitted by mail, as the case may be.

(4)	Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your broker.

Q.	How many shares must be represented to have a quorum and hold the annual meeting?

A.

A majority of our shares of common stock outstanding at the record date must be present in person or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone or by submitting a proxy card or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in “street name” by brokers who indicate on their proxies that they do not have authority to vote those shares. If a quorum is not present, we expect to adjourn the annual meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1—Election of Class III Directors

A nominee will be elected as a Class III director at the annual meeting if the nominee receives a plurality of the votes cast “for” the applicable seat on the board of directors. You may vote FOR all of the nominees, to WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors.

Proposal 2—Amendment to our 2014 Employee Stock Purchase Plan

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required to amend our 2014 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the 2014 Employee Stock Purchase Plan from 300,000 to 600,000.

Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Proposal 4—Advisory Vote on Executive Compensation

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as described in this proxy statement.

This advisory vote on executive compensation is not binding on our board of directors. However, our board of directors and the compensation committee of our board of directors will take into account the result of the vote when making future decisions regarding executive compensation.

Shares which abstain from voting and “broker non-votes” with respect to a matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

Q.	Who will count the vote?

A.	The votes will be counted, tabulated and certified by Mediant Communications LLC.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

FOR the election of the two nominees to serve as class III directors, each for a three-year term;

FOR the amendment to our 2014 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the 2014 Employee Stock Purchase Plan from 300,000 to 600,000;

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

Q.	Are there other matters to be voted on at the annual meeting?

A.

We do not know of any matters that may come before the annual meeting other than the matters noted above. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?

A.

We plan to announce preliminary voting results at the annual meeting and will report final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the conclusion of our annual meeting.

Q.	What are the costs of soliciting these proxies?

A.

We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners. We have also hired a proxy solicitor who may also solicit proxies from shareholders by telephone, e-mail, facsimile and in person and whose fees we will reimburse.

Stockholders Sharing the Same Address

Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials, to you if you call or write us at our principal executive offices, 480 Arsenal Way, Watertown, Massachusetts 02472, Attn: Investor Relations, telephone: (617) 715-3600. In the future, if you want to receive separate copies of the proxy materials, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your broker, or you may contact us at the above address and telephone number.

OWNERSHIP OF OUR COMMON STOCK

Unless otherwise provided below, the following table sets forth information regarding beneficial ownership of our common stock as of March 1, 2019 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our current directors;

•

our principal executive officer and our other executive officers who served during the year ended December 31, 2018, named in the Summary Compensation table below, whom, collectively, we refer to as our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after March 1, 2019. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 53,745,497 shares of our common stock outstanding as of March 1, 2019. Except as otherwise indicated in the footnotes below, the address of the beneficial owner is c/o Tetraphase Pharmaceuticals, Inc., 480 Arsenal Way, Watertown, MA 02472.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
BlackRock, Inc.(1)	3,830,381	7.1%

Named Executive Officers and Directors
Guy Macdonald(2)	1,295,511	2.4%
Larry Edwards(3)	231,876	*
Larry T. Tsai, M.D.(4)	233,811	*
Leonard Patrick Gage, Ph.D.(5)	134,124	*
Garen Bohlin(6)	104,440	*
Jeffrey Chodakewitz(7)	61,875	*
John Freund, M.D.(8)	372,525	*
Gerri Henwood(9)	51,875	*
Nancy Wysenski(10)	61,875	*

All current executive officers and directors as a group (12 persons)(11)	3,361,908	6.0%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

BlackRock, Inc. (“Blackrock”) reports that it is a parent holding company or control person and has the sole voting power of 3,748,988 shares of common stock and sole dispositive power of 3,830,381 shares of common stock, but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the company’s shares and that no one person’s interest in the company’s shares is more than 5% of the total outstanding shares of the company. Blackrock’s address is 55 East 52nd Street, New York, NY 10055. This information is based on a Schedule 13G/A filed by Blackrock with the SEC on February 6, 2019.

(2)	Includes 1,136,115 shares of common stock issuable upon the exercise of options exercisable and 25,000 restricted stock units that will vest within 60 days after March 1, 2019.
(3)	Includes 175,000 shares of common stock issuable upon the exercise of options exercisable and 20,000 restricted stock units that will vest within 60 days after March 1, 2019.
(4)	Includes 180,250 shares of common stock issuable upon the exercise of options exercisable and 20,000 restricted stock units that will vest within 60 days after March 1, 2019.
(5)

Consists of 38,880 shares of common stock held directly by Dr. Gage, 3,825 shares of common stock held by Dr. Gage’s spouse and 91,419 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2019.

(6)	Consists of 104,440 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2019.
(7)	Consists of 61,875 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2019.
(8)

Consists of 290,146 shares of common stock held by Skyline Venture Partners Qualified Purchaser Fund IV, L.P.; 4,492 shares of common stock held by Skyline Venture Management IV, LLC; 6,012 shares of common stock held by the John G. Freund as Trustee of the John G. Freund Revocable Trust u/a/d 6/26/01; and 71,875 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2019. Dr. Freund is a Managing Member of Skyline Venture Management IV, LLC, which is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund IV, L.P., and as such Dr. Freund may be deemed to share voting and dispositive power with respect to all shares held by Skyline Venture Partners Qualified Purchaser Fund IV, L.P. Dr. Freund disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(9)	Consists of 51,875 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2019.
(10)	Consists of 61,875 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 1, 2019.
(11)	Includes 2,627,850 shares of common stock issuable upon the exercise of options exercisable and 135,000 restricted stock units that will vest within 60 days after March 1, 2019.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees for Directors

Our board of directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two class III directors (Garen Bohlin and John Freund), whose terms expire at this annual meeting of stockholders; two class I directors (Leonard Patrick Gage and Nancy Wysenski), whose terms expire at the 2020 annual meeting; and three class II directors (Jeffrey Chodakewitz, Gerri Henwood and Guy Macdonald), whose terms expire at the 2021 annual meeting (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). We have no contractual obligations regarding the election of our directors.

Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Garen Bohlin and John Freund for election as class III directors at the annual meeting to hold office until the 2022 annual meeting of stockholders, subject to the election and qualification of their successors or to their earlier death, resignation or removal. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors. Unless authority to do so is withheld, shares represented by executed proxies will be voted for the election of the two class III nominees.

Below are the names, ages and certain other information for each member of the board, including the nominees for election as class III directors. Information with respect to the number of shares of common stock beneficially owned by each director as of March 1, 2019 appears above under the heading “Ownership of Our Common Stock.” There are no familial relationships among any of our directors, nominees for director and executive officers. In addition to the detailed information presented below for each of our directors, we also believe that each of our directors is qualified to serve on our board and has the integrity, business acumen, knowledge and industry experience, diligence, freedom from conflicts of interest and the ability to act in the interests of our stockholders.

Class I Directors

Leonard Patrick Gage, Ph.D., age 76, has served as a member of our board of directors and as Chairman of our board of directors since December 2011. Since July 2002, Dr. Gage has served as a consultant to the biopharmaceutical industry. From 1998 to 2002, Dr. Gage served as President of Wyeth Research (now part of Pfizer, Inc.). Prior to joining Wyeth Research, he served in various positions at Genetics Institute, Inc., a publicly traded biotechnology company, from 1989 to 1998, first as head of Research and Development, then as Chief Operating Officer and eventually as President. From 1971 to 1989, Dr. Gage served in various positions in research management with Hoffmann-La Roche Inc., a pharmaceutical company, most recently serving as Vice President responsible for U.S. drug discovery. Dr. Gage has served on the board of directors of Cytokinetics, Incorporated, a publicly traded biopharmaceuticals company, since November 2009 and as Chairman of its board of directors since March 2010. Previously he served on the board of directors of PDL BioPharma, Inc., a publicly traded biotechnology company, from 2003 through 2008, as the Chairman of its board of directors in 2007, and as its Interim Chief Executive Officer from 2007 to 2008. Dr. Gage currently serves on the board of directors of Marine Biological Laboratories. Dr. Gage received an S.B. in physics from the Massachusetts Institute of Technology and a Ph.D. in biophysics from the University of Chicago. We believe that Dr. Gage’s extensive industry and board experience as well as his independence allows him to serve as an effective Chairman of our board of directors and to be a key contributor to our board of directors.

Nancy Wysenski, age 61, has served as a member our board of directors since March 2014. From December 2009 through June 2012, Ms. Wysenski served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals Incorporated, a publicly traded pharmaceutical company. Prior to joining Vertex, Ms. Wysenski held the position of Chief Operating Officer of Endo Pharmaceuticals, a 1,200-person specialty pharmaceutical company, where she led sales, marketing, commercial operations, supply chain management, human resources and various business development initiatives. Prior to her time at Endo, Ms. Wysenski participated in the establishment of EMD Pharmaceuticals, Inc., where she held various leadership positions, including the role of President and Chief Executive Officer from 2001 to 2006 and Vice President of Commercial from 1999 to 2001. From 1984 to 1998, Ms. Wysenski held several sales-focused roles at major pharmaceutical companies, including Vice President of Field Sales for Astra Merck, Inc. Ms. Wysenski serves as a director of Alkermes plc, a publicly traded biopharmaceutical company, and Dova Pharmaceuticals, Inc., another publicly traded biopharmaceutical company. She is a founder of the Research Triangle Park Chapter of the Healthcare Businesswomen’s Association and served on the Nominating Committee and National Advisory Board of the Healthcare Businesswomen’s Association. Ms. Wysenski received a B.S.N. in Nursing from Kent State University and an M.B.A. from Baldwin-Wallace College. We believe that Ms. Wysenski’s experience, leadership skills and knowledge of the life sciences industry allow her to provide valuable insight to our board with respect to the launch and commercialization of pharmaceutical products.

Class II Directors

Jeffrey A. Chodakewitz, M.D., age 63, has served as a member of our board of directors since June 2014. Dr. Chodakewitz currently serves as a senior advisor to Blackstone Life Sciences, a life sciences fund. From April 2018 to March 2019, Dr. Chodakewitz served as Executive Vice President, Clinical Medicine and External Innovation of Vertex Pharmaceuticals Incorporated, a publicly traded pharmaceutical company. From October 2014 to March 2018, Dr. Chodakewitz served as Executive Vice President, Global Medicines Development and Medical Affairs, and Chief Medical Officer of Vertex. From January 2014 to October 2014, Dr. Chodakewitz served as Senior Vice President and Chief Medical Officer of Vertex. Prior to joining Vertex, Dr. Chodakewitz spent more than 20 years at Merck & Co., Inc., where he held a variety of roles including Vice President of Clinical Research—Infectious Diseases & Vaccines, Vice President of Clinical Pharmacology/Early Stage Development, Senior Vice President of Late Stage Development, and Senior Vice President of Global Scientific Strategy (Infectious Diseases, Respiratory/Immunology). Prior to his tenure at Merck, he served as the Director of the HIV Outpatient Clinic at the Veterans Administration Medical Center in West Haven, Connecticut, and held various academic positions at Yale University and New York University Schools of Medicine. Dr. Chodakewitz serves on the board of directors of resTORbio, Inc., a publicly traded biopharmaceutical company focused on age-related diseases. Dr. Chodakewitz is a Diplomate of the National Board of Medical Examiners, the American Board of Internal Medicine (both Internal Medicine and Infectious Diseases). He received a B.S. in Biochemistry from Yale University, cum laude, and an M.D. from the Yale University School of Medicine. We believe that Dr. Chodakewitz’s scientific, medical and business background allows him to be a key contributor to our board of directors.

Gerri Henwood, age 66, has served as a member of our board of directors since April 2015. Since 2008, Ms. Henwood has served as President and Chief Executive Officer and a director of Recro Pharma, Inc., a publicly traded specialty pharmaceutical company developing acute care products, including non-opioid therapeutics for the treatment of acute pain. From 2006 to 2013, Ms. Henwood served as the President of Malvern Consulting Group, or MCG. She is the co-founder of Auxilium Pharmaceuticals, Inc. and served as its President, Chief Executive Officer and director from 1999 to 2006. Prior to founding Auxilium, in 1985, Ms. Henwood founded, and was President and Chief Executive Officer of, a publicly traded contract research organization, IBAH, Inc., which was acquired by Omnicare, Inc. Prior to founding IBAH, Inc., Ms. Henwood began her career with Smith Kline & French, now part of GlaxoSmithKline plc, in the pharmaceutical management program. She held many positions there, including the position of head of Regulatory and Medical Affairs for the U.S. business and the position of Group Director—Marketing in the International Pharmaceutical Division. Ms. Henwood holds a B.S. in Biology from Neumann University. We believe Ms. Henwood’s expertise in product commercialization, clinical development and regulatory approval processes allows her to be a key contributor to our board of directors.

Guy Macdonald, age 60, has served as our President and Chief Executive Officer and a member of our board of directors since January 2008. From August 2003 until January 2008, Mr. Macdonald served as Executive Vice President, Operations of Idenix Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Idenix, he served in various positions at Merck & Co., Inc., a pharmaceutical company, from 1981 to 2003, most recently serving as the Vice President for Anti-Infective and Hospital Products. Mr. Macdonald currently serves as chairman of the board of Scynexis, Inc., a publicly traded biotechnology company. Mr. Macdonald received an Honours Degree in biochemistry from Dundee University in Dundee, Scotland. We believe Mr. Macdonald’s qualifications to serve on our board of directors include his extensive experience in the healthcare industry as well as his extensive knowledge of our company and our business through service as our President and Chief Executive Officer.

Class III Director Nominees to be elected at the annual meeting

Garen Bohlin, age 71, has served as a member of our board of directors since July 2010. Since May 2012, Mr. Bohlin has served on the boards of directors and as a consultant to multiple life sciences companies. From January 2010 until April 2012, he served as Executive Vice President of Constellation Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Constellation, Mr. Bohlin served as Chief Operating Officer of Sirtris Pharmaceuticals, Inc., a biotechnology company, from 2006 to December 2009. Mr. Bohlin was the founding Chief Executive Officer of Syntonix Pharmaceuticals, Inc., a biopharmaceutical company, from 1999 through December 2005. Earlier in his career, he held multiple executive positions at Genetics Institute, Inc., a biotechnology company, and was a partner at Arthur Andersen & Co., a public accounting and consulting organization. Mr. Bohlin currently serves on the board of directors of Collegium Pharmaceutical, Inc., Karyopharm Therapeutics, Inc. and Proteon Therapeutics, Inc., all publicly traded biotechnology companies. He also served on the board of directors for Acusphere, Inc., a specialty pharmaceutical company that was a publicly traded company, from 2005 to 2014, SpringLeaf Therapeutics, Inc., a private biotechnology company, from 2010 to 2013 and Precision Dermatology, Inc., a private dermatology company from 2012 to 2014 . Mr. Bohlin received his B.S. in accounting and finance from The University of Illinois. We believe that Mr. Bohlin’s industry and board experience, including his audit committee experience, with both publicly traded and privately held companies makes him a key contributor to our board of directors.

John Freund, M.D., age 65, has served as a member of our board of directors since October 2012. Dr. Freund founded Skyline Ventures, a venture capital firm, in 1997 and has served as a managing director at Skyline since its founding. He is also co-founder, director and chief executive officer of Arixa Pharmaceuticals, Inc., a privately held antibiotic company. Prior to founding Skyline, Dr. Freund served as managing director in the private equity group of Chancellor Capital Management, a private capital investment firm. In 1995, he co-founded Intuitive Surgical, Inc. a medical device company, and served on its board of directors until 2000. From 1988 to 1994, Dr. Freund served in various positions at Acuson Corporation, a maker of ultrasound equipment that is now part of Siemens, most recently as Executive Vice President. Prior to joining Acuson, Dr. Freund was a general partner of Morgan Stanley Venture Partners from 1987 to 1988. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., an investment banking company, where he co-founded the Healthcare Group in the Corporate Finance Department in 1983. He has served on the board of directors of Collegium Pharmaceutical, Inc., a publicly traded biotechnology company, since 2014; Proteon Therapeutics, Inc., a publicly traded biotechnology company, since 2014; SI-BONE, Inc., a publicly traded medical device company, since 2012; and Sutro Biopharma, Inc., a publicly traded biotechnology company, since 2014. Dr. Freund also serves on the board of directors of six U.S. registered investment funds managed by Capital Research and Management. He also previously served on the board of directors of a number of publicly traded companies, including XenoPort, Inc., a biopharmaceutical company, where he served as chairman of the board; Map Pharmaceuticals, Inc. a biopharmaceutical company; Hansen Medical, Inc., a medical device company; Mako Surgical Corp., a medical device company; and Concert Pharmaceuticals, Inc., a biopharmaceutical company. Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative. Dr. Freund received a B.A. in history from Harvard College, an M.D. from Harvard Medical School, and an M.B.A. from Harvard Business School. We believe that Dr. Freund’s extensive investment experience, his experience as an executive and his service on the board of directors of numerous public and privately held companies allows him to be a key contributor to our board of directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF GAREN BOHLIN AND JOHN FREUND TO SERVE AS CLASS III DIRECTORS.

DIRECTOR COMPENSATION

Under our director compensation program, we pay our non-employee directors both cash and equity retainers. We do not pay any compensation to our president and chief executive officer in connection with his service on our board of directors. The compensation that we pay to our president and chief executive officer is discussed elsewhere in this proxy statement.

Each non-employee director receives a cash retainer for service on the board of directors and for service on each committee of which the director is a member. The chairmen of the board and of each committee receive higher retainers for such service. These fees are payable quarterly in arrears. The fees paid in 2018 to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member were as follows:

	Member Annual Fee	Chairman Annual Fee
Board of Directors	$35,000	$70,000
Audit Committee	7,500	15,000
Compensation Committee	7,500	15,000
Nominating and Corporate Governance Committee	5,000	7,500

For 2019, the annual fee for members of our board of directors (other than the chairman) was increased to $40,000. The audit committee chairman annual fee was increased to $20,000 and the annual fee for members of the audit committee was increased to $10,000. The nominating and corporate governance committee chairman annual fee was increased to $10,000.

In addition, under our director compensation program, upon their initial election to the board of directors, each non-employee director receives an option to purchase 35,000 shares of our common stock, which option vests in equal quarterly installments over a three-year period measured from the date of grant, subject to the non-employee director’s continued service as a director, and becomes exercisable in full upon a change in control of our company. This initial grant was increased to an option to purchase 35,000 shares of our common stock beginning in 2019 from an option to purchase 25,000 shares of our common stock in 2018. Further, on the date of the first board meeting held after each annual meeting of stockholders, each non-employee director that has served on our board of directors for at least six months receives an option to purchase 16,500 shares of our common stock. Each of these options vests in equal quarterly installments over a one-year period measured from the date of grant, subject to the non-employee director’s continued service as a director, and becomes exercisable in full upon a change in control of our company. This annual grant was increased to an option to purchase 16,500 shares of our common stock beginning in 2019 from an option to purchase 12,500 shares of our common stock in 2018. The exercise price of these options equals the fair market value of our common stock on the date of grant.

This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

We reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings. The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2018.

Director Compensation for 2018

Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)(1)(2)	Total ($)
Leonard Patrick Gage, Ph.D.(3)	$85,000	$46,000	$131,000
Garen Bohlin(4)	50,000	46,000	96,000
Jeffrey Chodakewitz, M.D.(5)	42,500	46,000	88,500
John Freund, M.D.(6)	47,500	46,000	93,500
Gerri Henwood(7)	42,500	46,000	88,500
Nancy Wysenski(8)	50,000	46,000	96,000

(1)

The amounts in the Stock Option Awards column reflect the grant date fair value of stock option awards granted during 2018 under our stock incentive plans, in accordance with Financial Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or FASB ASC Topic 718. There can be no assurance that FASB ASC Topic 718 amounts will reflect actual amounts realized. Refer to Note 7, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for 2018 filed with the SEC on March 15, 2019 for the relevant assumptions used to determine the valuation of our option awards.

(2)

The number of shares underlying stock option awards granted to our non-employee directors in 2018 and the grant date fair value of such stock options as determined in accordance with FASB ASC Topic 718 are:

Director	Grant Date	Number of Shares Underlying Stock Option Grants in 2018	Grant Date Fair Value of Stock Option Grants in 2018 ($)
Dr. Gage	5/30/2018	12,500	$46,000
Mr. Bohlin	5/30/2018	12,500	46,000
Dr. Chodakewitz	5/30/2018	12,500	46,000
Dr. Freund	5/30/2018	12,500	46,000
Ms. Henwood	5/30/2018	12,500	46,000
Ms. Wysenski	5/30/2018	12,500	46,000

(3)	At December 31, 2018, Dr. Gage held stock options to purchase 94,544 shares of our common stock.
(4)	At December 31, 2018, Mr. Bohlin held stock options to purchase 107,565 shares of our common stock.
(5)	At December 31, 2018, Dr. Chodakewitz held stock options to purchase 65,000 shares of our common stock.
(6)	At December 31, 2018, Dr. Freund held stock options to purchase 75,000 shares of our common stock.
(7)	At December 31, 2018, Ms. Henwood held stock options to purchase 55,000 shares of our common stock.
(8)	At December 31, 2018, Ms. Wysenski held stock options to purchase 65,000 shares of our common stock.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of our company and our stockholders.

Corporate Governance Guidelines

Our corporate governance guidelines assist our board of directors in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors, unless otherwise permitted by Nasdaq rules;

•	the independent directors meet at least twice a year and at other times at the request of any independent director;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually, the nominating and corporate governance committee oversees a self-evaluation by the board to assess the effectiveness of the board and its committees.

Code of Business Conduct and Ethics

We have also adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the “Investors—Corporate Governance” section of our website, which is located at www.tphase.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K to be filed with the SEC.

Determination of Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that compensation committee members also satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Mr. Macdonald, is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. Our board of directors also determined that Garen Bohlin, John Freund and Leonard Patrick Gage, who comprise our audit committee, Jeffrey Chodakewitz, Gerri Henwood and Nancy Wysenski, who comprise our compensation committee, and John Freund and Leonard Patrick Gage, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Self-Assessment; Director Candidates: Criteria and Diversity

Our board performs an annual self-assessment. During this self-assessment, the board considers many factors, including, but not limited to, the expertise of existing board members and the expertise of directors we need in our transition from a clinical development stage company to becoming a commercial enterprise. The assessment of this potential expertise consists of a review of the business expertise of our current directors.

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board. The nominating and corporate governance committee has from time to time engaged independent director search firms to assist in identifying and evaluating potential nominees for election to our board of directors.

In considering whether to recommend to our board of directors any particular candidate for inclusion in the board’s slate of recommended director nominees, including candidates recommended by stockholders, the nominating and corporate governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience in one or more areas relevant to our business and strategy, diligence, conflicts of interest and the ability to act in the interests of all stockholders.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the committee also takes into consideration the diversity (with respect to gender, race and national origin) of our board members. The committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, 480 Arsenal Way, Watertown, Massachusetts 02472. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or our board, by following the procedures set forth under “Stockholder Proposals for the 2020 Annual Meeting.”

Communication from Stockholders

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Board and Committee Meetings

Our board of directors held 10 meetings and acted by written consent four times during 2018. During 2018, each of the directors then in office attended at least 75% of the aggregate of all meetings of the board of directors and all meetings of the committees of the board of directors on which such director then served. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances. All directors then in office attended the 2018 annual meeting of stockholders.

Our board has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. A copy of each charter can be found under the “Investors—Corporate Governance” section of our website, which is located at www.tphase.com.

Audit Committee

The current members of our audit committee are Garen Bohlin, John Freund and Leonard Patrick Gage. Garen Bohlin is the chair of the audit committee. Our board of directors has determined that Mr. Bohlin qualifies as an audit committee financial expert within the meaning of SEC regulations. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits and quarterly reviews of our financial statements. We currently do not have an internal audit function. The audit committee held seven meetings during 2018. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing an internal audit function, should we have one in the future;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal finance staff, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

The current members of our compensation committee are Jeffrey Chodakewitz, Gerri Henwood and Nancy Wysenski. Nancy Wysenski is the current chair of the compensation committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee held eight meetings and acted by written consent twice during 2018. The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and other executive officers;

•	overseeing the evaluation of our senior executives;

•	reviewing and making recommendations to our board of directors with respect to our incentive-compensation and equity-based compensation plans;

•	overseeing and administering our equity-based plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our executive compensation disclosure; and

•	preparing the compensation committee report required by SEC rules.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are John Freund and Leonard Patrick Gage. Leonard Patrick Gage is the chair of the nominating and corporate governance committee. The nominating and corporate governance committee held one meeting during 2018. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•	developing and recommending to our board of directors corporate governance principles; and

•	overseeing an annual evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Board Leadership Structure

Our board has chosen to separate the role of our chief executive officer and the role of chairman of our board. We believe that this separation is appropriate since our chief executive officer is responsible for the strategic direction of our company, while the chairman of our board is responsible for overseeing the function of the board and for providing guidance to our chief executive officer as needed.

Our board of directors is currently chaired by Leonard Patrick Gage, an independent director, who possesses an in-depth knowledge of our issues, opportunities and challenges. We believe he is the person best positioned to ensure our board of directors’ time and attention is focused on the most critical matters. Our board of directors believes Dr. Gage is a decisive leader who commands accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and strategic partners.

Oversight of Risk

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, the potential impact of these risks on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Certain Relationships and Related Party Transactions

We have not been a party to any transactions since January 1, 2018 in which any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, or affiliates or immediate family members of any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, had or will have a direct or indirect material interest.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy setting forth the procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time. In addition, the policy provides that an interest arising solely from a related person’s position as an executive officer of another entity that is a participant in a transaction with us will not be subject to the policy if each of the following conditions is met:

•	the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;

•

the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with us and do not receive any special benefits as a result of the transaction; and

•	the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company receiving payment under the transaction.

The policy provides that any related person transaction proposed to be entered into by us must be reported to our chief financial officer and will be reviewed and approved by our audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. The policy provides that if our chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, our audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee. The policy also provides that alternatively, our chief financial officer may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, the policy provides that any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the policy provides that the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of our company;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The policy provides that the audit committee will review all relevant information available to it about the related person transaction. The policy provides that the audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

EXECUTIVE COMPENSATION

This section explains our executive compensation program as it relates to our “named executive officers” whose compensation information is presented in the tables below in accordance with Securities and Exchange Commission rules for smaller reporting companies. It discusses the material elements of our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the data presented in the tables below. Our named executive officers for 2018 are:

•	Guy Macdonald, our president and chief executive officer;

•	Larry Edwards, our chief operating officer; and

•	Larry Tsai, M.D., our chief medical officer.

We present our Executive Compensation disclosure in the following sections:

•	Overview of Our Executive Compensation Program;

•	Compensation Governance: Our Executive Compensation Philosophy and Process;

•	Key Elements of Our Compensation Program;

•	Summary Compensation Table;

•	2018 Executive Compensation Decisions;

•	Employment Agreements, Severance and Change in Control Arrangements;

•	Other Compensation Agreements and Policies; and

•	Outstanding Equity Awards at Fiscal Year-End.

Overview of Our Executive Compensation Program

We have designed our executive compensation program to motivate our management team to create long-term value for our stockholders through the achievement of strategic business objectives, while effectively managing the risks and challenges inherent in a biopharmaceutical company. Specifically, our executive compensation program is designed to promote the achievement of key strategic objectives by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals.

Our executive compensation programs are designed to be competitive with our peer group to enable us to attract, motivate, reward, and retain outstanding talent. Our compensation programs are based on the following key principles:

•	Linkage of pay with performance and the achievement of our strategic goals.

•

Alignment of our executives’ interests with those of our stockholders through equity compensation, a portion of which will vest based upon achievement of performance goals that are aligned with our business plan.

•

Overall compensation that is competitive in the industry in which we compete for executive talent. Compensation opportunities should be competitive with biotechnology companies of similar size and comparable stage of development, but also should be designed to be flexible enough to attract talent as needed from larger biopharmaceutical companies.

•	Recognition of individual contributions, teamwork and corporate performance.

Compensation Governance: Our Executive Compensation Philosophy and Process

Role of the Compensation Committee

The compensation committee has primary responsibility for designing, implementing and maintaining our compensation program for our executive officers, including our named executive officers. The responsibilities of the compensation committee are set forth in detail in the compensation committee charter, which can be found on our website at www.tphase.com under the caption “Investors—Corporate Governance—Committee Charters.” In particular, the compensation committee annually reviews the base salaries, cash incentives and equity compensation of our named executive officers and periodically reviews other elements of our compensation program.

Our General Practice

Compensation decisions are based primarily on the following:

•

Annual Performance Reviews—Our chief executive officer conducts and presents an assessment of our corporate performance and the performance reviews of the other named executive officers to the compensation committee after the end of each fiscal year. In reviewing and determining the compensation of each named executive officer, the compensation committee also considers individual factors, such as potential for future contributions to our growth, industry experience and retention concerns.

•

Peer and Industry Data—The compensation committee considers peer and industry data provided by its compensation consultant, W.T. Haigh & Company, as a reference in setting base salaries and target cash compensation, determining appropriate levels and mix of equity compensation and determining the type and portion of compensation tied to performance goals.

•

Chief Executive Officer Recommendations—The compensation committee seeks input from our chief executive officer for setting the salary and target cash compensation levels for the other named executive officers, and also for purposes of setting annual performance metrics and target incentive amounts for awards granted to the other named executive officers.

To achieve the objectives described herein, the compensation committee evaluates our compensation program with the goal of setting compensation at levels that are based on each executive’s level of experience, performance and responsibility and that are aligned with our business objectives and competitive with those of other companies in our industry that compete with us for executive talent. The compensation committee seeks to ensure that our executive compensation program provides for an appropriate amount of compensation for each of our executive officers that is “at risk” and subject to the achievement of critical business objectives.

Role of the Compensation Consultant

To help set the appropriate levels of compensation with respect to each component of our compensation program, the compensation committee annually reviews the compensation level of our executive officers, including our named executive officers, against market information, including publicly available compensation levels of individuals in comparable positions of a peer group of companies. The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2018, the compensation committee again retained W.T. Haigh & Company, an independent executive compensation consulting firm, to provide assistance in evaluating and developing our executive compensation program. W.T. Haigh & Company provides consulting activities on behalf of the compensation committee and does not provide consulting or additional services for our management. The compensation committee has determined that no conflicts of interest exist with respect to W.T. Haigh & Company’s work.

W.T. Haigh & Company provides the committee with compensation survey data for purposes of comparing each compensation component within our executive compensation program—namely base salary, cash performance incentives, equity awards and benefits—to a group of other publicly traded companies engaged in the discovery, development and commercialization of drug products, which were selected based primarily on the similarity of their stage of development, research and development spend, market capitalization, geography and headcount. W.T. Haigh & Company also provides the committee with the following:

•	assistance interpreting various sets of compensation data;

•

recommendations regarding our compensation policies in general, compensation packages for each of our executive officers and the competitiveness and effectiveness of our executive officer compensation levels; and

•	assistance in the selection of our peer group companies.

In gathering competitive market compensation data, W.T. Haigh & Company generally utilizes two primary sources:

•	published compensation surveys for biotechnology and pharmaceutical companies; and

•	proxy information of selected peer group companies.

In 2018, W.T. Haigh & Company utilized information from the Radford Global Life Sciences survey and comparable executive compensation information published in publicly available proxy statements for a peer group of companies of similar size and market capitalization in the biotechnology industry to develop a competitive analysis report. In addition, W.T. Haigh & Company considered the overall economic environment and trends within the biopharmaceutical industry when making observations and recommendations. W.T. Haigh & Company presented its findings and observations in a written report to the compensation committee prior to the compensation committee making any determination regarding the 2018 compensation of our executive officers.

2018 Peer Group

Our compensation committee reviews and approves the list of peer companies each year. At the time our 2018 peer group was selected in September 2017, our compensation committee considered biopharmaceutical companies that were of similar size to the Company in terms of market capitalization, research and development spend, stage of development and headcount. Our compensation committee also considered the geographic locations of the peer companies to the extent relevant when considering companies with which we compete for executive talent. Our 2018 peer group consists of:

Achaogen, Inc.

Aerie Pharmaceuticals, Inc.

Agenus, Inc.

Akebia Therapeutics, Inc.

Biocryst Pharmaceuticals, Inc.

Cempra, Inc.

Chimerix, Inc.

Concert Pharmaceuticals, Inc.

Enanta Pharmaceuticals, Inc.

Epizyme, Inc.

Esperion Therapeutics, Inc.

Genocea Biosciences, Inc.

Karyopharm Therapeutics, Inc.

Nabriva Therapeutics plc

Oncomed Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc.

PTC Therapeutics, Inc.

Regulus Therapeutics, Inc.

Revance Therapeutics, Inc.

Trevena Inc.

Philosophy and Process Regarding Compensation Elements and Total Compensation

Our compensation committee reviews market practices and compensation data for our peer companies’ comparably situated executives when making decisions about compensating our executive officers. For 2018, the compensation committee established total compensation targets for our executive officers after considering information from the 2017 Radford Global Life Sciences Executive Compensation Survey (covering approximately 100 public companies with headcounts between 50 and 150 employees) and the proxy information of the 2018 peer group comprised 18 companies listed above.

The compensation committee regularly analyzes how changes in any element of each executive officer’s compensation could impact other elements. Such analysis has become a key component in the compensation committee’s review of an executive’s compensation as the analysis allows the compensation committee to consider an executive’s overall compensation rather than only one or two specific components of the executive’s compensation.

When reviewing and analyzing the amount of each major component and the total compensation opportunity for each of our executive officers, our compensation committee reviews each component at the 25th, 50th and 75th percentiles of our peer companies’ comparably situated executives for guidance. Our compensation committee reviews these pay levels as reference points in its overall decision making and as indicative of the level of compensation necessary to attract, retain and motivate our executive officers. Our compensation committee sets the actual amount of each element of compensation and the total compensation opportunity of each executive officer based in part on its review of peer group data and in part on the other factors discussed above and below.

The major components of our compensation program are salaries, cash performance incentive bonuses and long-term incentive plans. Determining appropriate base salaries is critical to the compensation program because other elements of our compensation are affected by changes in base salary. For example, payments under our annual cash performance incentive plan are targeted and paid out as a percentage of base salary. Adjustments to the base salary in any year are made based on comparisons to the peer group and survey data noted above and after evaluation of the executive’s level of responsibility, experience and performance.

Our executives are eligible to participate in our annual cash performance incentive plan, which is an annual variable cash incentive plan offered to all our employees. The payout for our chief executive officer is based upon achievement of pre-determined corporate goals, and the payout for our other executives is based upon achievement of both pre-determined corporate goals and individual goals. Mr. Macdonald does not have individual goals. Our executives are also eligible to participate in long-term incentives through stock option grants, grants of time-based restricted stock units and grants of performance-based restricted stock units, which we believe helps to retain our executives and align their interests with those of our stockholders.

No executive officer, including our chief executive officer, recommends or determines any element or component of his or her own pay package or total compensation amount.

Process for Determining Annual Performance-Based Cash Incentive Compensation

In the beginning of each fiscal year, corporate goals for the year are prepared by the chief executive officer. These goals are weighted by the chief executive officer based on relative importance to our success and business strategy. The corporate goals are then presented to the compensation committee, which actively engages in the process of refining the objectives and their respective weightings for review and recommendation to the board of directors. The corporate goals and their respective weightings are finalized and approved by the board of directors. In addition, at the beginning of each fiscal year, the chief executive officer establishes individual goals for each other executive officer. Because the chief executive officer’s cash incentive compensation is based on achievement of the corporate goals due to the unique nature of his position, individual goals are not established for the chief executive officer for purposes of the annual performance-based cash incentive compensation.

Following the end of each fiscal year, the extent to which corporate and individual goals (for officers other than the chief executive officer) are achieved in such fiscal year is used in determining annual cash incentive payments earned for that year and is also considered in determining equity awards for our executives. In the first quarter of each fiscal year, the compensation committee evaluates the company’s actual performance for the prior year against the pre-determined corporate objectives to determine the amount of funding for the total cash incentive pool percentage for all employees, including our named executive officers.

Following completion of the fiscal year, the chief executive officer evaluates the performance of each executive officer (other than himself) and proposes a rating for each such officer based upon his or her achievement of the corporate and individual goals. The chief executive officer presents a summary recommendation to the compensation committee of the performance evaluations and ratings along with recommendations for annual cash incentive payouts for the other executive officers. The compensation committee reviews these recommended evaluations and ratings based on performance against the corporate goals and individual goals for each executive officer (other than the chief executive officer), as further described below, and decides whether to approve or adjust the recommendations for individual executives made by the chief executive officer. In determining the actual success of the executive’s performance in any year, including 2018, the compensation committee considers the difficulty of attaining the corporate and individual objectives, whether there were any extenuating circumstances or factors that needed to be considered and whether the stated objectives were actually met.

In addition, the compensation committee meets in executive session to discuss and review the compensation of the chief executive officer and his performance over the past year compared to the previously approved goals for the corresponding year and compares his compensation to third party compensation data prepared by W.T. Haigh & Company. For 2018, the board of directors also discussed, reviewed and approved Mr. Macdonald’s 2018 performance and his compensation for 2018.

Process for Determining Long-Term Time-Based and Performance-Based Equity Incentive Compensation

We believe that the grant of equity incentive awards provides our executives with a strong link to our long-term performance and creates an ownership culture that helps align the interests of our executives and stockholders. We grant time-based awards and performance-based awards. In addition, the vesting feature of our equity incentive grants (time-based and performance-based) furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. Equity incentive awards to our executives are typically granted annually in conjunction with the review of individual and corporate performance.

Beginning in 2017 and in response to feedback from our stockholders, the compensation committee established a long-term performance-based equity compensation program. The program is comprised of performance-based restricted stock units that may be earned upon the achievement of certain milestones (clinical, regulatory, commercial or other) selected by the compensation committee, and only vest as to those shares that are earned on the third anniversary of the grant date, subject to the recipient’s continued employment through the vesting date. The compensation committee determines whether a milestone has been achieved. In December 2017, the compensation committee certified that three of the five milestones provided for in our 2017 RSU grants had been achieved. In December 2018, the compensation committee certified that the remaining two of the five milestones provided for in our 2017 RSU grants had been achieved. The five milestones associated with our long-term performance-based equity that covers the years 2017 to 2020 were:

1.

On or prior to December 31, 2017, clinical data showing that the IGNITE4 clinical study for the treatment of complicated intra-abdominal infections, or cIAI, using intravenous eravacycline meets the primary endpoint of statistical non-inferiority against the comparator drug used in the study of clinical response at the test of cure visit.

2.

On or prior to September 30, 2017, a complete Marketing Authorization Application submission must be accepted for filing with the European Medicines Agency, or EMA, for the treatment of cIAI using intravenous eravacycline, which we refer to as the MAA Filing.

3.

On or prior to March 31, 2018, a complete New Drug Application submission must be accepted for filing with the U.S. Food and Drug Administration, or the FDA, for the treatment of cIAI using intravenous eravacycline, which we refer to as the NDA Filing.

4.	On or prior to the one-year anniversary of the date of the MAA Filing, receive approval by the EMA of the MAA Filing.

5.	On or prior to December 31, 2018, receive approval by the FDA of the NDA Filing.

Key Elements of Our Compensation Program

We strive to recognize the efforts involved in managing our business by compensating our named executive officers for the demands and risks associated with our business through three elements that are designed to reward performance in a simple and straightforward manner—base salaries, annual performance-based cash incentives and long-term equity awards. The table below summarizes the purpose and key characteristics of each of our compensation elements.

Element	Purpose	Key Characteristics
Base Salaries	Provides a fixed level of compensation for performing the essential day-to-day elements of the job; gives executives a degree of certainty in light of having a majority of their compensation at risk.	Fixed compensation that is reviewed annually and adjusted if and when appropriate; reflects each named executive officer’s performance, experience, skills, level of responsibility and the breadth, scope and complexity of the position as well as the competitive marketplace for executive talent specific to our industry.

Annual Cash Incentive Program	To motivate executive officers to achieve corporate and individual business goals annually, which we believe increase stockholder value, while providing flexibility to respond to opportunities and changing market conditions.

Annual cash incentive based on corporate and individual performance compared to pre-established goals. Our chief executive officer’s incentive is based entirely on corporate goals.

Corporate goals focus on overarching objectives for Tetraphase, while individual objectives represent key performance expectations at the departmental or individual level.

Corporate goals are aligned with our business strategy and weighted by relative importance.

Element	Purpose	Key Characteristics

Long-Term Equity Incentives (Stock Options)	To motivate executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock over the long term.

Stock options have an exercise price equal to or greater than the fair market value on the date of grant and vest over four years. The ultimate value realized, if any, depends on the appreciation of our common stock price and if our stock price does not appreciate, there is no value realized by our executive officers.

In determining the aggregate size of equity grants in any given year, the compensation committee (or our board of directors in the case of our chief executive officer) generally considers the same factors described above under “Base Salaries” with respect to performance during the prior fiscal year, as well as the criticality of the executive to the long-term achievement of corporate goals. The compensation committee and the board also consider the impact of dilution by reviewing overall share utilization and usage.

Long-Term Equity Incentives (Time Based and Performance Based RSUs)	To motivate executive officers to achieve our corporate objectives by tying compensation to the performance of our common stock over the long term and/or the achievement of business, clinical development, regulatory and commercial goals over the long term; to motivate our executive officers to remain with Tetraphase by mitigating swings in incentive values during periods when market volatility weighs on our stock price.	Restricted stock unit awards may vest based on continued service over a specified period of time and/or achievement of performance goals; the ultimate value realized varies with our common stock price.

Benefits

We also maintain benefits that are provided to all employees, including health, dental and vision insurance, life and disability insurance and a 401(k) plan. All eligible and participating employees receive a 401(k) match of fifty percent (50%) on pre-tax contributions, up to the first six percent (6%) of eligible compensation. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

We also provide all employees, including executive officers, with a flexible spending account plan, the right to purchase common stock under an employee stock purchase plan and paid time off benefits, including vacation, sick time and holidays. We do not offer or provide any additional perquisites (other than those noted here) to the chief executive officer or any other executive officer of the company.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for the years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Guy Macdonald, President and Chief Executive Officer	2018 2017	$560,000 530,000	$	— 26,500	$786,000 287,250	$1,443,120 861,390	$264,800 357,750	$10,422 10,422	$3,064,342 2,073,312

Larry Edwards, Chief Operating Officer	2018 2017	360,500 335,308		— —	321,280 —	544,364 849,640	137,600 176,400	8,910 8,910	1,372,654 1,370,258

Larry Tsai, M.D., Chief Medical Officer	2018 2017	405,000 347,032		— —	371,200 —	710,040 138,400	142,608 182,400	8,910 8,910	1,637,758 676,742

(1)

The assumptions we used in valuing equity awards are described in Note 7, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. With respect to stock awards, amounts reported reflect the grant date fair value which was determined to be equal to the fair market value of the underlying shares on the date of grant. With respect to option awards, amounts reported reflect the aggregate grant date fair value as calculated in accordance with ASC 718 for the indicated year in connection with options we granted in the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting.

(2)	This amount consists of cash bonuses paid to our named executive officers under our annual performance-based incentive plan for performance in the year indicated.
(3)

Represents the value of perquisites and other personal benefits which include company-paid premiums for group term life insurance, long term disability and a company match to executives’ 401(k) contributions.

2018 Executive Compensation Decisions

Base Salary

With respect to base salaries for 2018, in January 2018 the compensation committee (and the board of directors with respect to Mr. Macdonald) determined that base salaries for our named executive officers would be increased as a result of individual performance (corporate performance in the case of Mr. Macdonald’s base salary) and data provided by W.T. Haigh & Company (including benchmark data from the Radford Global Life Sciences survey and from the peer companies) regarding the annual base salaries of similarly positioned officers as follows: 2018 base salaries were paid to Mr. Macdonald, Mr. Edwards and Dr. Tsai at a rate of $560,000, $400,000 and $405,000 per annum, respectively. For 2019, Mr. Macdonald, Mr. Edwards and Dr. Tsai had their base salaries set at annual rates of $580,000, $420,000 and $423,200, respectively.

Review of Management’s Actual Performance for 2018 Compared to Pre-Determined Goals

In the first quarter of 2018, upon recommendation by our chief executive officer and the compensation committee, the board established the corporate goals for evaluating corporate performance during the 2018 fiscal year that were used for purposes of determining annual cash incentive awards for 2018 and the equity incentive awards granted in January 2019. For 2018, the compensation committee evaluated in December 2018 each corporate performance goal adopted for 2018, established a percentage rating for each goal based on the extent to which the goal was achieved and then determined an overall corporate rating based on the cumulative weightings of the ratings for all the goals. These goals fell into several categories as described below. The determination of the corporate rating, while based primarily on the numerical rating for each goal and the relative weight assigned to each goal, also reflected the compensation committee’s qualitative assessment of performance. For the 2018 fiscal year, the compensation committee concluded based upon its evaluation of the achievement of the corporate performance goals that the overall corporate rating for the fiscal year was 86%. This rating reflected the Committee’s assessment of the Company’s accomplishments in obtaining regulatory approval for eravacycline in the United States and in the European Union, offset against the clinical results of IGNITE3 clinical trial, as discussed more fully below. The compensation committee determined that the bonus pool for 2018 should be aligned with the overall corporate rating and the level of equity awards granted in the first quarter of 2019 should be based on market data. Other than our chief executive officer, a blending of the achievement of individual and corporate goals determined actual bonus payouts. The chief executive officer’s bonus payout is based on corporate performance.

For 2018, the corporate performance objectives fell into several categories, including the following: (1) regulatory approval in the United States and Europe of our lead product candidate eravacycline; (2) goals associated with the development of eravacycline for the treatment of complicated urinary tract infections (none of these goals were met) (3) the hiring of a medical science liaison group to support the commercial launch of Xerava™ (eravacycline) in the United States; (4) the commercial launch of Xerava in the United States; (5) clinical milestones in our discovery programs related to TP-6076 and TP-271; (6) and operational goals that included licensing eravacycline in a territory outside the United States. In evaluating management’s performance in 2018 against the 2018 goals and objectives, our compensation committee assigned an achievement level that was then used to determine each named executive officer’s bonus.

Cash Incentive Performance for 2018

According to the annual cash incentive program approved by the compensation committee, the overall corporate rating for 2018 was 86%. The compensation committee determined that the bonus pool should be aligned with the overall corporate rating as discussed previously.

Each named executive officer has a target cash performance bonus amount based on a percentage of his or her salary. This target is determined by the compensation committee annually based upon a review of the peer and industry data provided by W.T. Haigh & Company to the compensation committee. Mr. Macdonald was eligible for a performance bonus for 2018 of up to 55% of his base salary. Dr. Tsai and Mr. Edwards were eligible for performance bonuses for 2018 of up to 40% of their respective base salaries. In reviewing current bonus targets for the named executive officers compared to data provided, the compensation committee determined that bonus targets did not need to increase based on the data and therefore would remain the same for 2018 as 2017 for all the named executive officers.

For 2018, the compensation committee (and the board of directors with respect to Mr. Macdonald) awarded bonuses to Mr. Macdonald, Mr. Edwards and Dr. Tsai in the amounts of $264,880, $137,600 and $142,600, respectively. Mr. Macdonald’s bonus was equal to 86% of his bonus target based on the achievement of the corporate goals. Mr. Edwards’ bonus was equal to 86% of his bonus target based on the achievement of his individual goals related to the commercial launch of Xerava in the United States and the achievement of our corporate goals. Dr. Tsai’s bonus was equal to 88% of his bonus target based on the achievement of his individual goals related to the two regulatory approvals and the achievement of our corporate goals.

Equity Incentive Grants in 2018

In January 2018, as part of its annual compensation review, the compensation committee (and the board of directors in the case of Mr. Macdonald) awarded the following time-based options to our named executive officers based on achievement of 2017 corporate and individual goals and market data: Mr. Macdonald, options to purchase 300,000 shares; Mr. Edwards, options to purchase 115,000 shares; and Dr. Tsai, options to purchase 150,000 shares. Each of these option awards has a ten-year term and vests in quarterly installments over four years from the date of grant. The option award for Mr. Macdonald has an exercise price of $6.34 per share, the fair market value of our common stock as of the date of grant. Each of the option awards for Mr. Edwards and Dr. Tsai has an exercise price of $6.24 per share, the fair market value of our common stock as of the date of grant.

In January 2018, the compensation committee (and the board of directors in the case of Mr. Macdonald) also granted the following performance-based RSUs to our named executive officers: Mr. Macdonald, 100,000 RSUs; Mr. Edwards, 32,000 RSUs; and Dr. Tsai, 40,000 RSUs. The RSUs represent a contingent right to receive one share of our common stock. Under our 2018 long-term performance-based RSU program, performance-based RSUs may be earned upon the achievement of various commercial and other milestones, and if earned, will vest on January 31, 2021 subject to continued employment through that date.

After we announced in February 2018 that our IGNITE3 clinical trial failed to meet the co-primary efficacy endpoints of responder rate (a combination of clinical cure and microbiological success) in the microbiological intent-to-treat (micro-ITT) population at the end-of-IV (EOI) treatment visit and at the test-of-cure (TOC) visit in patients with complicated urinary tract infections, the board of directors determined that it was imperative to remain focused on obtaining regulatory approvals for eravacycline for the treatment of cIAI, stabilize our business and retain key talent, including our named executive officers, in the organization. The compensation committee and the board of directors determined it was necessary to grant retention equity awards to maintain employee and management continuity while refocusing our strategic activities to prioritize the regulatory approvals of eravacycline to treat cIAI and, if such approvals were obtained, to commercially launch Xerava in the United States. To that end, in April 2018, the compensation committee and the board of directors determined to grant special retention RSUs to certain employees, including our named executive officers. Each of our named executive officers received 40,000 time-based RSUs, other than Mr. Macdonald who received 50,000 time-based RSUs. The retention grants vest in two annual installments to link vesting with an individual’s leadership through a critical period for the company. We view the retention grants to named executive officers as a unique, one-time event to meet the needs of our transition and path forward as a business. We continue to carefully evaluate our compensation arrangements to move our company forward and ensure that our pay program aligns our executives’ compensation with our stockholders’ interests and our company performance over the long-term.

Equity Incentive Grants in 2019

Due to pricing pressures, slow commercial uptake for new antibiotics and general investor sentiment, antibiotic companies are presently experiencing significant volatility in their stock prices. Our own stock price has decreased significantly in 2018 in spite of two regulatory approvals and the commercial launch of Xerava. There is a level of uncertainty in the long-term viability of almost every antibiotic company, including us, due to current market conditions. For these market reasons, in January 2019 the board of directors determined that it would grant time-based restricted stock units instead of time-based stock options to employees, including our named executive officers. In this manner the board of directors intended to more directly tie our employees’ compensation to the performance of our common stock over the next two to three year period. In making this decision, the board of directors recognized the challenges currently facing our business and is not setting a precedent for future equity grants. The restricted stock units represent a contingent right to receive one share of our common stock. In January 2019, as part of its annual compensation review, the board of directors awarded the following time-based restricted stock units to our named executive officers: Mr. Macdonald, 300,000 RSUs; Mr. Edwards, 150,000 RSUs; and Dr. Tsai, 140,000 RSUs. The board of directors also approved a long-term performance program for 2019. Under this program, Mr. Macdonald was granted 100,000 performance-based RSUs; Mr. Edwards, 45,000 performance-based RSUs; and Dr. Tsai, 40,000 performance-based RSUs. Under our 2019 long-term performance-based RSU program, performance-based RSUs may be earned upon the achievement of various commercial milestones, and if earned, will vest no earlier than March 1, 2020 and no later than March 1, 2022, subject to the recipient’s continued employment through the respective vesting date.

Employment Agreements, Severance and Change in Control Arrangements

We have entered into employment offer letters with each of Mr. Macdonald, Mr. Edwards and Dr. Tsai, pursuant to which such executive officer is employed “at will,” meaning he or we may terminate the employment arrangement at any time. Such offer letters confirm the named executive officers’ titles, compensation arrangements, eligibility for benefits made available to employees generally and also provide for certain benefits upon termination of employment under specified conditions.

Benefits Provided Upon Termination Without Cause

Under the terms of the offer letters we have entered into with each of Mr. Macdonald, Mr. Edwards and Dr. Tsai, if such executive’s employment is terminated by us without cause, subject to the executive’s signing a separation agreement that will include a general release of potential claims against us, he will be entitled to continue to receive his monthly base salary for a period of 12 months and we will continue to provide medical, dental and vision benefits (to the extent that he was receiving them at the time of termination) for 12 months.

Benefits Provided Upon a Change in Control

We have designed our change-in-control policies to provide income continuity after a change-in-control of the company that results in the executive being separated from the company. Our policy in the case of change-in-control benefits has been to structure these as “double trigger” benefits. In other words, the change-in-control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated or the executive terminates his employment for good reason during a specified period after the change-in-control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change-in-control, while still providing them appropriate incentives to cooperate in negotiating any change-in-control in which they believe they may lose their jobs. Under the terms of their respective employment arrangements, if, within one year following a change in control, each of our named executive officer’s employment is terminated by us or the succeeding company, as applicable, without cause or he terminates his employment for good reason (as defined in the applicable offer letter), subject to the executive’s signing a separation agreement that will include a general release of potential claims against us:

•

in the case of Mr. Macdonald, (1) he will be entitled to continue to receive his monthly base salary for a period of 18 months, (2) he will be entitled to receive a lump-sum payment equal to 150% of his target bonus at the time he ceases to be employed by the company or the succeeding company, as applicable, and (3) the company or the succeeding company, as applicable, will continue to provide medical and dental benefits (to the extent that he was receiving them at the time he ceased to be employed by the company) for eighteen months;

•

in the case of each of Mr. Edwards and Dr. Tsai, (1) he will be entitled to continue to receive his monthly base salary for a period of 12 months, (2) he will be entitled to receive a lump-sum payment equal to 100% of his target bonus at the time he ceases to be employed by the company or the succeeding company, as applicable, and (3) the company or the succeeding company, as applicable, will continue to provide medical and dental benefits (to the extent that he was receiving them at the time he ceased to be employed by the company) for 12 months; and

•	in the case of all executive officers, immediate vesting and exercisability of all stock option awards (but no acceleration of vesting of any RSU awards).

Other Compensation Agreements and Policies

Other Agreements

We have also entered into non-competition, non-solicitation and non-disclosure agreements with each of our named executive officers. Under the non-competition, non-solicitation and non-disclosure agreements, each named executive officer has agreed (i) not to compete with us during his employment and for a period of one year after the termination of his employment, (ii) not to solicit our employees during his employment and for a period of one year after the termination of his employment, (iii) to protect our confidential and proprietary information, and (iv) to assign to us related intellectual property developed during the course of his employment.

Insider Trading Policy Prohibitions and Hedging Policy

Our company maintains an Insider Trading Policy that prohibits our officers, directors and employees from, among other things, engaging in speculative transactions in our securities, including by way of the purchase or sale of “put” or “call” options or other derivative securities directly linked to our equity; short sales of our equity; the use of our equity as a pledge or as collateral in a margin account; and trading in straddles, equity swaps, or other hedging transactions directly linked to our equity, even if such persons do not possess material, non-public information.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid in any taxable year to a company’s chief executive officer, chief financial officer, and other officers whose compensation is required to be reported to the company’s stockholders pursuant to the Exchange Act by reason of being among its three highest compensated officers (other than the chief executive officer and chief financial officer). For taxable years beginning on or before December 31, 2017, certain compensation, including compensation paid to our chief financial officer and qualified performance-based compensation, was not subject to the deduction limitations. Pursuant to the Tax Cuts and Jobs Act, signed into law on December 22, 2017, subject to certain transition rules, for taxable years beginning after December 31, 2017, the deduction limitations under Section 162(m) are expanded to apply to compensation in excess of $1 million paid in any taxable year to our chief financial officer, and the performance-based compensation exception to the deduction limitations under Section 162(m) is no longer available. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1.0 million paid to the specified executives will not be deductible, unless grandfathered under transition guidance. The Compensation Committee has and will continue to review on a periodic basis the effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate, after taking into consideration changing business conditions and the performance of our employees.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options and other equity awards held by our named executive officers as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that Have Not Vested ($)
Guy Macdonald	56,250	(2)	243,750	$6.34	1/18/2028	50,000	(12)	$56,500	100,000	(14)	$113,000
									100,000	(15)	$84,750
	131,250	(3)	168,750	$3.83	1/30/2027
	206,250	(4)	93,750	$8.47	1/5/2026
	187,500	(5)	12,500	$39.94	1/6/2025
	160,000	(6)	—	$14.99	1/7/2024
	180,000	(6)	—	$7.94	5/14/2023
	12,534	(6)	—	$2.03	6/5/2022
	57,331	(6)	—	$2.03	9/27/2020
	20,000	(6)	—	$0.87	9/10/2019

Larry Edwards	21,563	(7)	93,437	$6.24	1/16/2028	6,666	(13)	$7,533	32,000	(14)	$36,160
	18,759	(8)	81,250	$8.17	4/12/2027	40,000	(12)	$45,200
	37,188	(9)	47,812	$3.69	1/29/2027
	27,500	(10)	12,500	$8.47	1/5/2026
	48,750	(11)	11,250	$47.88	6/30/2025

Larry Tsai, M.D.	28,125	(7)	121,875	$6.24	1/16/2028	2,666	(13)	$3,013	40,000	(14)	$45,200
	21,875	(9)	28,125	$3.69	1/29/2027	40,000	(12)	$45,200
	13,750	(10)	6,250	$8.47	1/5/2026
	27,188	(5)	1,812	$39.94	1/6/2025
	60,000	(6)	—	$11.30	3/31/2024

(1)	Based on the closing price of the stock on December 31, 2018 of $1.13.

(2)	This option vested as to 6.25% of the shares on April 18, 2018 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until January 18, 2022.
(3)	This option vested as to 6.25% of the shares on April 30, 2017 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until January 31, 2021.
(4)	This option vested as to 6.25% of the shares on April 6, 2016 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until January 6, 2020.
(5)	This option vested as to 6.25% of the shares on April 7, 2015 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until January 7, 2019.
(6)	This option is fully vested as of December 31, 2018.
(7)	This option vested as to 6.25% of the shares on April 17, 2018 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until January 17, 2022.
(8)	This option vested as to 6.25% of the shares on July 13, 2017 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until April 13, 2021.
(9)	This option vested as to 6.25% of the shares on April 30, 2017 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until January 30, 2021.
(10)	This option vested as to 6.25% of the shares on April 6, 2016 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until January 6, 2020.
(11)	This option vested as to 25% of the shares on July 1, 2016 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until July 1, 2019.
(12)	These RSUs are scheduled to vest in equal installments in April 2019 and April 2020.
(13)	These RSUs are fully vested as of January 2019.
(14)	These performance-based RSUs vest in January 2022 but only if specific commercial and clinical milestones are achieved, subject to the named executive officer’s continued employment.
(15)

These performance-based RSUs vest in January 2021 but only if specific regulatory and commercial milestones are achieved, subject to the named executive officer’s continued employment. The compensation committee has certified as of December 2018 that all the regulatory and commercial milestones associated with these units have been achieved.

Executive Officers

The following table lists the positions, names and ages of our executive officers as of April 18, 2019:

Guy Macdonald	60	President and Chief Executive Officer, Director
Jacques Dumas, Ph.D.	53	Chief Scientific Officer
Larry Edwards	47	Chief Operating Officer
Maria Stahl	48	Senior Vice President and General Counsel
Larry Tsai, M.D.	47	Chief Medical Officer
Christopher Watt	54	Senior Vice President, Finance

Guy Macdonald is a continuing member of our board of directors. See “Proposal One—Election of Directors” for more information about Mr. Macdonald.

Jacques Dumas, Ph.D. has served as our Chief Scientific Officer since July 2015. Prior to joining Tetraphase, Dr. Dumas served as Vice-President of Idenix for Merck & Co., a publicly traded pharmaceutical company, from January 2015 to July 2015. Prior to his position at Merck, Dr. Dumas served as Executive Vice President, Chief Scientific Officer of Idenix Pharmaceuticals, Inc., a publicly traded biotechnology company, until its acquisition by Merck & Co., from January 2014 to August 2014. Dr. Dumas served as Vice President and Head of Strategy, Infection Innovative Medicines at AstraZeneca PLC from December 2010 to January 2014 where Dr. Dumas was responsible for disease area strategy and external collaborations on behalf of AstraZeneca’s small molecule infectious diseases unit. Prior to that, Dr. Dumas held several positions at AstraZeneca, including Associate Director, Medicinal Chemistry and Emerging Product Director, Oncology and Infection Therapeutic Area. Prior to joining AstraZeneca, Dr. Dumas held several positions at Bayer Health Care Pharmaceuticals, Inc., a subsidiary of Bayer AG, from 1995 to 2007. Dr. Dumas received his Ph.D. from Paris VI University in Organic Chemistry.

Larry Edwards has served as our Chief Operating Officer since March 2018. From December 2016 to February 2018, Mr. Edwards served as our Senior Vice President, Chief Commercial Officer and from January 2016 to December 2016 as our Vice President, Commercial Operations. He also served as our Vice President,

Marketing from July 2015 to January 2016. Prior to joining Tetraphase, from April 2014 to June 2015, Mr. Edwards served as Senior Director, Marketing at Cubist Pharmaceuticals, Inc., a publicly traded biopharmaceutical company acquired by Merck & Co. in January 2015. Mr. Edwards previously served in various roles at Merck & Co., a publicly traded pharmaceutical company, from 1999 to April 2014, most recently serving as Global Marketing Director, Clostridium Difficile and New Infectious Disease Products. Mr. Edwards received a B.S. from Ohio University.

Maria Stahl has served as our Senior Vice President and General Counsel since March 2015. Prior to joining Tetraphase, Ms. Stahl served as Senior Vice President, General Counsel of Idenix Pharmaceuticals, Inc., a publicly traded biotechnology company until its acquisition by Merck & Co., from October 2010 to August 2014. Ms. Stahl received a B.A. from Providence College and a J.D. from Yale Law School.

Larry Tsai, M.D. has served as our Chief Medical Officer since December 2017. Prior to that, he served as our President, Clinical Development from June 2015 to December 2017 and as our Senior Medical Director from April 2014 to June 2015. Prior to joining Tetraphase, Dr. Tsai served as Vice President of Research of Aeris Therapeutics, Inc., a biotechnology company, from January 2011 to November 2013 and was practicing medicine from November 2013 to April 2014. Dr. Tsai is a part-time instructor in medicine at the Harvard Medical School and is also a practicing physician at Brigham and Women’s Hospital in Boston, Massachusetts. Dr. Tsai received a B.S. from Stanford University and an M.D. from Harvard Medical School. He is also board certified in critical care medicine, internal medicine and pulmonary disease.

Christopher Watt has served as our Senior Vice President, Finance since January 2017. He previously served as our Vice President, Finance from July 2015 to January 2017. Prior to joining Tetraphase, Mr. Watt spent ten years at Biogen, Inc., a publicly traded pharmaceutical company, most recently serving as Senior Director, Global Commercial Finance. From 2009 to 2011, Mr. Watt served as the Finance Director for Biogen’s UK/Ireland affiliate and from 2006 to 2009 as Director of Business Planning, International. Prior to Biogen, Mr. Watt spent fifteen years in various financial roles at InterSystems Corporation, Putnam Investments, Procter and Gamble and Shawmut Bank. Mr. Watt received a B.A. from Colby College and an M.B.A. from the University of Michigan.

There are no family relationships between or among any of our executive officers.

Equity Compensation Plan Information

The following table contains information about our equity compensation plans as of December 31, 2018. In addition, from time to time, we grant “inducement grants” pursuant to Nasdaq Listing Rule 5635(c)(4).

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,854,626	(1)	$9.17	1,052,654	(2)
Equity compensation plans not approved by security holders	962,615	(3)	15.59	—

Total	8,817,241		$9.88	1,052,654

(1)

Consists of (i) 191,772 shares of our common stock issuable under our 2006 stock incentive plan, (ii) 6,582,414 shares of our common stock issuable under our 2013 stock incentive plan and (iii) 1,080,440 restricted stock units issuable under our 2013 stock incentive plan.

(2)

Consists of (i) 699,921 shares of our common stock available for future issuance under our 2013 stock incentive plan; and (ii) 52,733 shares of our common stock available for future issuance under our 2014 employee stock purchase plan, and includes the additional 300,000 shares to be reserved pursuant the proposed amendment to our 2014 employee stock purchase plan discussed below in “Proposal 2—Amendment to 2014 Employee Stock Purchase Plan.”

(3)

Consists of (i) 414,365 shares of warrants and (ii) 548,250 shares of our common stock under stock options issued as inducement grants as of December 31, 2018. These stock options are generally subject to the same terms and conditions as those awarded pursuant to the plans approved by our stockholders.

PROPOSAL 2

AMENDMENT TO 2014 EMPLOYEE STOCK PURCHASE PLAN

Our 2014 Employee Stock Purchase Plan, which we refer to as the 2014 ESPP, was adopted by our board of directors on April 25, 2014, approved by our stockholders on June 12, 2014 and amended by our board of directors on March 13, 2019. The 2014 ESPP currently provides eligible employees with the opportunity to purchase up to an aggregate of 300,000 shares of our common stock. As of March 31, 2019, 247,267 shares of common stock had been purchased by employees participating in the 2014 ESPP and 52,733 shares of common stock remained available for issuance under the plan. On March 13, 2019, our board of directors approved amendments to the 2014 ESPP to remove the requirement that a participant have been employed for six months prior to participating in the plan and to limit the number of shares that any participant may purchase under the plan per plan period to 10,000 shares.

On March 13, 2019, our board of directors adopted, subject to stockholder approval, an amendment to the 2014 ESPP to increase the number of shares of common stock reserved for issuance under the 2014 ESPP from 300,000 to 600,000. A copy of the amendment to the 2014 ESPP is attached hereto as Appendix A.

All of our employees, including directors who are employees, and all employees of any of our subsidiaries designated by our board of directors from time to time, are eligible to participate in the 2014 ESPP provided that:

•	such person is customarily employed by us or by our designated subsidiary for more than 20 hours per week and for more than five months in a calendar year;

•	such person has been employed by us or by our designated subsidiary for at least thirty (30) days prior to enrolling in the 2014 ESPP; and

•	such person was our employee or any employee of our designated subsidiary on the first day of the applicable offering period under the 2014 ESPP.

No employee is eligible to receive an option to purchase shares of our common stock that would result in the employee owning 5% or more of the total combined voting power or value of our stock or the stock of any of our subsidiaries immediately after the grant of such option. For purposes of determining stock ownership of an employee, certain attribution rules under the Code will apply, and all stock which the employee has a contractual right to purchase will be treated as stock owned by the employee.

The commencement date of our first offering under the 2014 ESPP was August 15, 2014 and subsequent offerings begin each May 15 and November 15 (or the first business day thereafter) and continue for six months, which we refer to as the plan period. Payroll deductions made during each plan period will be held for the purchase of our common stock at the end of each plan period. Our board of directors may, in its discretion, change the date on which plan periods may commence and may choose a different plan period of 12 months or less for each offering.

With respect to any offering under the 2014 ESPP, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 10% of the compensation such employee receives during the plan period (or during such shorter period during which payroll deductions are made). Compensation is defined under the 2014 ESPP to mean the amount of money reportable on the employee’s federal income tax withholding statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of stock options or stock appreciation rights, and similar items, but including, in the case of salespersons, sales commissions to the extent determined by our board of directors. Our board may, in its discretion, designate a lower maximum contribution rate, and a minimum payroll deduction may be established from time to time by our board.

On the offering commencement date of each plan period, we will grant to each eligible employee who is then a participant in the 2014 ESPP an option to purchase on the last business day of the plan period up to a whole number of shares of our common stock not to exceed 10,000 shares. No employee may be granted an option under the 2014 ESPP that permits his or her rights to purchase our common stock under the 2014 ESPP and any other employee stock purchase plans of us or our subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of our common stock (determined on the date the option is granted) for each calendar year in which the option is outstanding at any time. Each employee who continues to be a participant in the 2014 ESPP on the last business day of the plan period (referred to as the exercise date) is deemed to have exercised the option at the option price on such date and will be deemed to have purchased from us the number of whole shares of our common stock reserved for purposes of the 2014 ESPP that such employee’s accumulated payroll deductions on the exercise date will pay for, up to the maximum number determined as set forth above.

Under the terms of the 2014 ESPP, the option price shall be determined by our board of directors for each plan period and the option price will be at least 85% of the applicable closing price of our common stock (determined as provided under the 2014 ESPP). If our board of directors does not make a determination of the option price, the option price will be 85% of the lesser of the closing price of our common stock (determined as provided under the 2014 ESPP) on either (a) the first business day of the plan period or (b) the exercise date.

Any balance remaining in an employee’s payroll deduction account at the end of a plan period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of our common stock will be carried forward for the following offering, unless the employee elects not to participate in the following offering, in which case the balance in the employee’s account will be refunded. An employee may withdraw the balance accumulated in such employee’s account and withdraw from participation in an offering at any time prior to the close of business on the fifteenth business day prior to the close of the plan period. Partial withdrawals are not permitted. Any employee who so withdraws may not begin participation again during the remainder of the plan period and may participate in any subsequent offering in accordance with the terms and conditions established by our board of directors.

If any employee’s employment is terminated prior to the last business day of a plan period, the employee’s account balance will be refunded to the employee or, in the event of the employee’s death, to a designated beneficiary, to the executor or administrator of the employee’s estate, or if no executor or administrator has been appointed to our knowledge, to any other person we designate in our discretion. If, prior to the last business day of a plan period, the designated subsidiary in which an employee is employed ceases to be a subsidiary of ours, or if the employee is transferred to a subsidiary that is not a designated subsidiary, the employee will be deemed to have terminated employment for purposes of the 2014 ESPP.

Rights under the 2014 ESPP are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

All funds received or held by us under the 2014 ESPP may be combined with other corporate funds and may be used for any corporate purposes. Shares may be issued upon exercise of an option from authorized but unissued shares of our common stock, from shares held in our treasury, or from any other proper source. In the event the total number of shares of our common stock specified in elections to be purchased under any offering plus the number of shares purchased under previous offerings under the 2014 ESPP exceeds the maximum number of shares issuable under the 2014 ESPP, our board will allot the shares then available on a pro-rata basis.

The 2014 ESPP is administered by our board of directors or by a committee appointed by our board of directors. Our board of directors or the committee has the authority to make rules and regulations for the administration of the 2014 ESPP and its interpretation and decisions with regard thereto shall be final and conclusive.

We will be required to make equitable adjustments in the manner determined by our board of directors to the number and class of securities available under the 2014 ESPP and the option price to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or any distribution to holders of our common stock other than an ordinary cash dividend.

Upon the occurrence of a Reorganization Event (as defined below), our board is authorized to take any one or more of the following actions as to outstanding options under the 2014 ESPP:

•	provide that options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•

upon written notice to employees, provide that all outstanding options will be terminated as of the effective date of the Reorganization Event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our board in such notice, which date shall not be less than 10 days preceding the effective date of the Reorganization Event;

•

upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date;

•

upon the occurrence of a Reorganization Event in which holders of our common stock will receive a cash payment for each share surrendered in the Reorganization Event (the “acquisition price”), provide that participants will receive a cash payment equal to the acquisition price times the number of shares of common stock subject to the participant’s option minus the aggregate option price of such option, in exchange for termination of such option;

•	provide that, in connection with a liquidation or dissolution of our company, options will convert into the right to receive liquidation proceeds (net of the option price); and

•	any combination of the foregoing.

A “Reorganization Event” is defined under the 2014 ESPP as (i) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction, or (iii) our liquidation or dissolution.

In order to comply with the laws of any foreign jurisdiction, we may grant options to our employees or employees of our designated subsidiaries who are citizens or residents of such foreign jurisdiction with terms that are less favorable (but not more favorable) than the terms of options granted under the 2014 ESPP to employees who are residents of the United States. Our employees or employees of our designated subsidiaries who are citizens or residents of a foreign jurisdiction may be excluded from eligibility under the 2014 ESPP if the grant of an option under the 2014 ESPP to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the 2014 ESPP to violate the terms of Section 423 of the Code. We may add one or more appendices to the 2014 ESPP describing the operation of the 2014 ESPP in those foreign jurisdictions in which employees are excluded from participation or granted less favorable options. Our board of directors may from time to time establish one or more sub-plans under the 2014 ESPP with respect to one or more of our designated subsidiaries, provided such sub-plan complies with Section 423 of the Code.

Our board of directors may at any time, and from time to time, amend the 2014 ESPP. We are required under the 2014 ESPP to obtain stockholder approval for any amendment if such approval is required by Section 423 of the Code. Further, our board may not make any amendment that would cause the 2014 ESPP to fail to comply with Section 423 of the Code. Our board of directors may terminate the 2014 ESPP at any time. Upon termination, we will refund all amounts in the accounts of participating employees.

United States Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the plan and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants. A participant will not have income upon enrolling in the plan or upon purchasing stock at the end of a plan period.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the plan. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the commencement of the plan period during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the plan period commenced; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company. There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition subject to the limitations of Section 162(m) of the Code.

Plan Benefits

The benefits that will be received by participants, including the named executive officers, under the 2014 ESPP, as amended, will depend on each individual’s elections to participate and the fair market value at various future dates. Therefore, it is not possible to determine the benefits that will be received by named executive officers or other employees if the amendment to the 2014 ESPP is approved by our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE THE AMENDMENT TO THE 2014 ESPP BY VOTING “FOR” PROPOSAL 2.

AUDIT COMMITTEE REPORT

The following is the report of the audit committee with respect to our audited consolidated financial statements for the year ended December 31, 2018.

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2018 and discussed them with the company’s management and our independent registered public accounting firm for the year ended December 31, 2018, Ernst & Young LLP.

The audit committee has also received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to the audit committee, including the matters to be discussed as required by Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB, and all other communications required under the PCAOB.

In addition, Ernst & Young LLP provided the audit committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with the audit committee concerning independence, and the audit committee has discussed with the company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2018.

By the audit committee of the board of directors,

Garen Bohlin, Chair

Leonard Patrick Gage, Ph.D.

John Freund, M.D.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2019. Ernst & Young LLP has served as our independent registered public accounting firm since 2007. Our engagement partner rotates every five years, with the most recent rotation beginning in 2016. Although stockholder approval of our audit committee’s appointment of Ernst & Young LLP is not required by law, our board believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider its appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Principal Accountant Fees and Services

Ernst & Young LLP audited our financial statements for the year ended December 31, 2018. The board of directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

The following table summarizes the fees of Ernst & Young LLP billed or expected to be billed to us for each of the last two fiscal years.

Fee Category	2018	2017
Audit Fees(1)	$817,000	$874,000
Audit-Related Fees(2)	107,000	36,000
Tax Fees(3)	134,500	69,500
All Other Fees(4)	—	16,500

Total Fees	$1,058,500	$996,000

(1)

“Audit Fees” consist of fees for the audit of our annual financial statements, the review of our interim financial statements included in our quarterly reports on Form 10-Q, a public offering of our common stock which was completed in August 2017, and consultations on miscellaneous SEC filings and other professional services provided in connection with regulatory filings or engagements.

(2)

“Audit-Related Fees” consists of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

(3)	“Tax Fees” consist of fees for tax compliance, advice and tax services, including fees for tax preparation.
(4)	“All Other Fees” consists of fees billed for products and services, other than those described above under Audit Fees and Tax fees.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Audit Committee Pre-Approval Policies and Procedures” described below.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted procedures requiring the pre-approval of all audit and non-audit (including tax) services that are to be performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the audit committee for each engagement of the independent registered public accounting firm to perform any other audit or non-audit services. The audit committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the audit committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

All of the services rendered by Ernst & Young LLP with respect to the 2018 and 2017 fiscal years were pre-approved by the audit committee in accordance with this policy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity, at least once every six years, to cast a non-binding advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is commonly referred to as “say-on-frequency”. The stockholders voted “every year” at our 2016 annual meeting of stockholders, which was ratified by our board of directors. The next advisory (non-binding) vote regarding say-on-frequency will be at our 2022 annual meeting of stockholders.

Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders as well as promote the achievement of the company’s strategic and financial performance measures by linking executive compensation to the achievement of measurable corporate and individual performance goals. Our equity incentive program is the primary compensation vehicle aligning our named executive officers’ compensation to the long-term performance of the company in addition to creating an ownership culture that helps unify the interests of our executives and stockholders. The equity incentive program encourages a long-term focus by our executives by using four-year minimum vesting requirements for stock options and one to three year vesting requirements for RSUs and performance-based RSUs that do not vest unless certain pre-defined milestones are met. Our board of directors and the compensation committee regularly review the compensation programs for our named executive officers and undertake a comprehensive annual review to ensure that our compensation policies and programs align with current market practices and the interests of our stockholders.

The “Executive Compensation” section of this proxy statement describes in detail our executive compensation programs and the decisions made by the compensation committee and the board of directors with respect to the fiscal year ended December 31, 2018. Highlights of our executive compensation program include the following:

•

our executives are eligible to participate in long-term incentives through stock option grants and time-based and performance-based RSUs, with the potential to benefit only if shareholder value is increased as a result of increases in our stock price from the dates of such stock option grants and, in the case of performance-based , upon the achievement of pre-defined strategic milestones; and

•	our executives are eligible to participate in our annual cash performance incentive plan but only receive payouts when pre-determined individual and corporate goals are met.

As we describe in the “Executive Compensation” section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our near- and long-term business goals is imperative. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Tetraphase Pharmaceuticals, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the company or our board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the company or our board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the company or our board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE, ON AN ADVISORY, NON-BINDING BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 4.

OTHER INFORMATION

Other Matters

Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors and officers and holders of 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our directors and officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2018.

Stockholder Proposals for the 2020 Annual Meeting

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2020 must be received by us no later than December 28, 2019, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting, unless the date of the 2020 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2020 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one-year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2020 annual meeting of stockholders, such a proposal must be received by us no earlier than February 11, 2020 and no later than March 12, 2020. However, if the date of the annual meeting is more than 20 days earlier or more than 60 days later than such anniversary date, notice must be received not later than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2020 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our bylaws which also specify requirements as to the form and content of a stockholder’s notice.

Stockholders also have the right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth in our bylaws, including advance notice requirements. Candidates nominated by stockholders in accordance with the procedures set forth in our bylaws will not be included in our proxy card for the next annual meeting.

Any proposals, notices or information about proposed director candidates should be sent to:

Tetraphase Pharmaceuticals, Inc.

480 Arsenal Way

Watertown, Massachusetts 02472

Attention: Chair of the Nominating and Corporate Governance Committee

Appendix A

AMENDMENT

TO

TETRAPHASE PHARMACEUTICALS, INC.

2014 EMPLOYEE STOCK PURCHASE PLAN

The 2014 Employee Stock Purchase Plan (the “Plan”) of Tetraphase Pharmaceuticals, Inc. is hereby amended as follows:

1. The second sentence of the first paragraph of the Plan shall be deleted in its entirety and replaced with the following:

“Subject to adjustment under Section 15 hereof, the number of shares of Common Stock that have been approved for this purpose is 600,000 shares of Common Stock.”

Except as set forth above, the remainder of the Plan remains in full force and effect.

Adopted by the Board of Directors on

March 13, 2019

Approved by the Stockholders on

June     , 2019

A-1

ANNUAL MEETING OF TETRAPHASE PHARMACEUTICALS, INC.

Date:	Monday, June 10, 2019
Time:	10:00 A.M. (Eastern Time)
Place:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street, Boston, Massachusetts 02109

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR all the nominees listed in proposal 1 and for proposals 2, 3 and 4.

1:	To elect Garen Bohlin and John Freund as class III directors, each to serve for a three-year term expiring at the 2022 annual meeting of stockholders.

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To amend our 2014 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under our 2014 Employee Stock Purchase Plan from 300,000 to 600,000.	☐	☐	☐
		For	Against	Abstain
3:	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
		For	Against	Abstain
4:	To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Tetraphase Pharmaceuticals, Inc.

to be held on Monday, June 10, 2019

for Holders as of April 18, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/ttph	866-416-3857

•	Cast your vote online.	OR	•	Use any touch-tone telephone.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Guy Macdonald and Maria Stahl, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Tetraphase Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

Please vote by 11:59 P.M., Eastern Time, June 9, 2019.

PROXY TABULATOR FOR TETRAPHASE PHARMACEUTICALS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #